As filed with the U.S. Securities and Exchange Commission on August 2, 2018

Registration No. 333-214352

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-214352

FORM S-8POS

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Quality Care Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	81-2898967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of Principal Executive Offices)	(Zip Code)

Quality Care Properties, Inc.
2016 Performance Incentive Plan
(Full title of the plan)

Matthew McQueen

Senior Vice President—General Counsel & Corporate Secretary

Quality Care Properties, Inc.
4500 Dorr Street, Toledo, Ohio

(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (240) 223-4680

Copy to:

Andrew L. Fabens

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act..

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the Registration Statement on Form S-8 No. 333-214352 (the “Registration Statement”) filed by Quality Care Properties, Inc. (“QCP”) with the Securities and Exchange Commission on October 31, 2016 relating to the Quality Care Properties, Inc. 2016 Performance Incentive Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 25, 2018 by and among Welltower (“Welltower”), Potomac Acquisition LLC (“Potomac”), a Delaware limited liability company and a subsidiary of Welltower, QCP and certain of QCP’s subsidiaries, QCP merged with and into Potomac, with Potomac surviving as a wholly owned subsidiary of Welltower.  As a result of the transaction contemplated by the Merger Agreement, QCP has terminated all offerings of its Common Stock pursuant to the Registration Statement, and QCP hereby removes and withdraws from registration all such securities registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on August 2, 2018.

QUALITY CARE PROPERTIES, INC.

By:	/s/ Matthew McQueen
Matthew McQueen
Senior Vice President—General Counsel & Corporate Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the specified registration statements on Form S-8 on behalf of QCP.